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Medco Health Solutions, Inc.
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Beginning December 6, 2011, Medco Health Solutions, Inc. (“Medco”) provided the following materials to Medco stockholders:

David B. Snow, Jr.

Chairman and Chief Executive Officer

Medco Health Solutions, Inc.

December 6, 2011

Senate Committee on the Judiciary,

Subcommittee on Antitrust, Competition Policy and Consumer Rights

Hearing on the Proposed Merger between Express Scripts and Medco

I. INTRODUCTION

Chairman Kohl, Ranking Member Lee, and Members of the Committee, thank you for this opportunity to discuss the proposed merger of Medco Health Solutions and Express Scripts. My name is David Snow, and I am the Chairman and CEO of Medco Health Solutions. Medco is a leading health care company that has pioneered the world’s most advanced pharmacy. We employ thousands of medical professionals, including more than 3,000 pharmacists and more than 1,000 nurses. We are an industry leader in developing innovative, clinically-driven pharmacy services that deliver unique value for a broad range of clients—private and public employers, health plans, labor unions and government agencies of all sizes—as well as individuals served by Medicare Part D Drug Plans. When we became a public company in 2003, our goal was to enhance the way health care is delivered in our country—to improve patient outcomes and lower costs. Passion to achieve that goal is what has driven our people and fueled our growth.

Medco’s strategies are designed to help address one of the most pressing issues facing America today—the unsustainable, ever-increasing cost of health care. In 2010, U.S. spending for prescription drugs alone was more than $300 billion and is expected to reach more than $450 billion by 2019.1,2 As the health care industry necessarily focuses on reducing costs; as Congress seeks to find health care savings without compromising patient care; and as all participants in the system are faced with the prospect of doing more with less, we must make our health care dollars work more effectively. We believe that the services that Express Scripts and Medco, working together, will provide are critical to achieving this goal.

[1]	IMS Institute for Healthcare Informatics’ study, “The Use of Medicines in the United States: Review of 2010,” April 2011.

[2]	Centers for Medicare & Medicaid Services, Office of the Actuary, National Health Statistics Group, 2010.

Across every level of health care, organizations are evaluating their strategies to prepare for a new era that will be defined by greater efficiency, tighter coordination of care and an imperative to create value and deliver proven results. They are restructuring their enterprises and combining with strong and complementary partners to meet the higher expectations of payors and consumers, and to effectively operate in a new environment of accountable care. Doctors’ offices, hospitals, health insurance providers and pharmaceutical manufacturers are all engaged in combinations to accelerate innovation, improve their productiveness and reduce their costs. With the combined expertise and capabilities of Medco and Express Scripts, we will be able to speed the pace of delivering value-added solutions that address the pressing need to reduce overall costs and raise the standard for quality care.

II. MEDCO BACKGROUND

Medco has distinguished itself as one of America’s most trustworthy, innovative and admired companies. This year, Medco captured the No. 1 position in the Health Care: Pharmacy and Other Services sector on Fortune’s World’s Most Admired Companies List for the fourth consecutive year.

Through our innovative solutions, we drive drug costs down for our clients and patients in service to our more than 65 million members across America. Our clients include private and public employers, health plans, labor unions and government agencies of all sizes. We also serve individuals under our Medicare Part D Prescription Drug Plan, which in 2010 received the first and only five-star rating for a national plan from the Centers for Medicare & Medicaid Services (CMS).

Both Medco and Express Scripts’ models require that we establish a collaborative environment that aligns interests across payors, retail pharmacies, physicians, pharmaceutical manufacturers, and CMS for Medicare programs and state agencies for Medicaid. We provide our services through a nationwide network of retail pharmacies, both independents pharmacies and chains, our own mail order pharmacies, and specialty pharmacies that we and others operate across the country.

Medco’s success in this collaboration is well-documented. In the last eight years, revenues have more than doubled, and we have nearly doubled our employee base, which is overwhelmingly in the U.S., to more than 23,000 people—despite one of the most challenging economic environments in generations. This is in large part because the clients we’ve gained recognize the value that we create and patients benefit from the advanced clinical services we provide. Since 2003, our clients and patients have saved more than $20 billion from increased utilization of generics alone, and Medco expects to deliver another $6.5 billion in savings in 2012.

Medco’s success is also driven by innovation. Since 2003, Medco has invested nearly $1.8 billion in capital expenditures alone. These are investments on U.S. soil and have been directed toward delivering new clinical programs and higher levels of service to clients and members. We have designed and developed sophisticated automated mail-order pharmacies that are widely considered the world’s most advanced and most accurate. For chronic medicines, which patients often take for a protracted period of time to address conditions such as high blood pressure or high cholesterol, our mail order pharmacies dispense a 90-day supply of drugs efficiently and accurately. This efficiency translates to lower costs for clients and savings for consumers through more competitive pricing.

But there is much more to the Medco equation than our ability to deliver medicine for a lower cost. The clinical programs designed by our pharmacists and nurses ensure that we deliver the right medicine, in the right dose, to address the right conditions, and then that those medicines are taken as prescribed by the patient’s physician. We call this “closing gaps in care,” or eliminating omissions in care, where patients are either not taking their medicine properly or not being treated effectively for a known condition.

Our advanced clinical model is focused specifically on meeting the needs of patients with chronic and complex conditions. While representing only 50 percent of the population, these patients account for an estimated 96 percent of all prescription drug spending and more than 75 percent of all health care costs. Optimizing the pharmacy care of these patients is a proven means to deliver the greatest overall impact on improving their health and reducing overall costs. Our model is centered on what we call Medco Therapeutic Resource Centers (TRCs), which are staffed with pharmacists who are deeply trained in specific disease categories and their associated medicines and co-morbidities.

A good example of how the model works is to consider its impact on a patient under treatment for diabetes. In a situation where a diabetes patient is not taking their medications as prescribed, not testing for cholesterol and heart disease, and not monitoring their blood sugar properly, drug costs would be saved through such non-compliance. However, catastrophic and costly outcomes would ultimately be highly likely—ranging from renal failure, blindness and amputations to stroke and premature death. Diabetes is one of the most prevalent conditions, but with consistent treatment, it is also one of the most manageable. Our TRC for diabetes provides a new level of insight and care for these patients—significantly improving therapy adherence levels, averting the tragic human consequences of a progressive illness and lowering overall health care costs. With diabetes reaching near-epidemic proportions in our society, this level of care is increasingly important.

In short, Medco’s clinical solutions keep patients healthier, out of the hospital, and on the job—and ensure affordable care is more accessible for all. Combining these capabilities with Express Scripts’ focus on improving patient compliance to medications will allow the collective impact we make to enhance the quality of life for millions of patients and reduce overall costs in our health care system.

III. DYNAMIC MARKETPLACE

To fully appreciate the value that is created by the merger of our two companies, it is critical to recognize the dynamic marketplace in which we operate. The business of pharmacy benefit managers is characterized by robust competition, with more than 40 PBMs aggressively competing to provide differentiated value propositions for public and private payors of all sizes. Today, no fewer than 10 PBMs serve Fortune 50 companies, seven PBMs each process more than 150 million prescriptions annually, 12 PBMs serve more than 5 million members each, and at least nine PBMs serve large state accounts. Additionally, nine Fortune 500 companies operate PBMs directly for their employees.

All PBMs are not alike. Some are integrated with pharmacies, some with managed care organizations and others are entirely independent. Non-PBM participants such as Wal-Mart and Target offer low-price generic prescriptions, as do other retail pharmacies that are providing steep discounts on 90-day prescriptions. Retail chain pharmacies remain powerful—for every single prescription filled by mail order, eight are filled by large chain stores.3

The core services that we and other PBMs offer are similar, regardless of the size and nature of a client’s business; this enables competing PBMs readily to reposition from one group to another. At the same time, the PBM services that customers choose to purchase may vary. Some customers choose to assemble their own network of retail pharmacies to fill the prescriptions of their members or employees, and contract separately with those retailers. Other customers design their own formulary, which determines which prescription drugs are covered by a customer’s plan.

PBM customers themselves differ as well, including in important dimensions such as the demographics of their members or employees. An entire industry of consultants exists to assist the buyers of PBM services (those employers, health plans, labor unions and government

[3]	Adam J. Fein, “2010-11 Economic Report on Retail and Specialty Pharmacies,” Pembroke Consulting, December 2010 and US Census 2009 Annual Retail Trade Report, Gross Margin, March 31, 2011.

agencies that comprise our client base) in designing a prescription drug plan best suited to the customer’s needs, and pit PBMs against each other to provide the required services at the lowest possible cost. This is not a one-size-fits-all business. Instead, it is a business where PBMs constantly change to better meet the evolving needs of our customers. With that change comes opportunity, for existing PBMs and new PBMs alike, to win new accounts and expand their business.

Our competitors often are major industry participants with household names that include Aetna, Cigna and CVS/Caremark. Other competitors may not be as well-known but continue to make major investments to grow and are intent on taking advantage of the opportunity created by change to better serve their current and potential new customers.

For example, the PBM Catalyst acquired Walgreens’ PBM in June, more than doubling its business in terms of number of members and prescriptions. This strategic transaction builds on Catalyst’s 2010 acquisition of Future Scripts, the PBM arm of Independence Blue Cross, and its 2008 acquisition of Immediate Pharmaceutical Services, a mail order pharmacy. In a recent earnings call, Catalyst’s COO highlighted the company’s recent success in winning large, national employers during this selling season—and that was even prior to the Walgreens’ acquisition. Several of Catalyst’s recent Fortune 500 new-client wins were previously served by Medco and Express Scripts. These wins added large companies such as Ford Motor Company, MGM Mirage International, Whirlpool and Waste Management to its growing roster of Fortune 500 customers—a list that already included companies ranging from Nike and Sprint to Southwest Airlines and Lear Corporation.

Prime Therapeutics recently won from Medco the Blue Cross and Blue Shield of North Carolina account with more than a billion dollars in drug spend. Prime originally was formed as a joint venture among selected Blue Cross Blue Shield health plans across the country. Today Prime includes twelve different Blue Cross Blue Shield plans as equity owners. In addition to serving as the private-label PBM inside those plans, Prime has expanded to a major PBM competing nationwide for both health plan and employer accounts of all sizes and now covering 17 million lives.

A few months ago, SXC Health Solutions, No. 1 on Fortune’s 100 Fastest-Growing Companies list, agreed to acquire PBM PTRx and mail order pharmacy provider SaveDirectRx, providing another dramatic illustration of the constantly evolving nature of PBM competition. At one time SXC was thought of as more of a data processor for PBMs and other health organizations. But they evolved with the marketplace and now offer a full-service PBM that competes effectively. SXC’s recent addition of Bravo Health Plan to its roster of clients captured more than $1 billion in additional drug spend. And just last month, SXC announced its agreement to acquire the HealthTrans PBM, which will increase SXC’s covered lives from 8.3 million to 23.6 million.

Perhaps nothing more clearly demonstrates the dynamic character of the PBM business than the evolution of our Medco customer, UnitedHealth Group, now the largest single health carrier in the U.S. In 2005, as part of the PacifiCare acquisition, UnitedHealth acquired Prescription Solutions, a significant stand-alone PBM now rebranded as OptumRx. UnitedHealth has steadily built OptumRx to the point that it now covers 12.7 million lives. This summer it was announced that UnitedHealth’s contract with Medco would not be renewed and that the 14 million lives currently served by Medco would be added to OptumRx. With over 26 million covered lives and billions of dollars in revenue, OptumRx immediately becomes a major competitor in the marketplace, one that is widely regarded to be a significant force going forward.

UnitedHealth has publicly highlighted its increased investment in OptumRx and its intention to aggressively engage the marketplace to serve accounts of all sizes. As a senior UnitedHealth executive noted on a recent earnings call: “We’ve been working on improving OptumRx consistently over the last 3 or 4 years and believe that we, actually, are quite competitive right now, and we’ll continue to be even more competitive. We’re hearing from consultants that OptumRx is well positioned, has a rising profile in the national accounts market in particular and is increasingly seen as a thoughtful alternative to the big PBMs.”4

As is evident from these few examples, competition across the PBM business is both intense and diverse. We compete against a wide range of firms, generating a number of wins, as well as some significant losses. To further demonstrate the dynamic and fluid nature of our business—and to underscore the fierce competition—Medco won more than $10 billion in new business in 2009, and lost more than $10 billion in 2012. As mentioned above, we will also lose UnitedHealth as a customer, currently representing annual revenues of approximately $11 billion. This $21 billion in lost business is substantial, considering Medco’s 2011 revenues are estimated at $68 billion.

[4]	Jacqueline B. Kosecoff from transcript of UnitedHealth Group’s Earnings Call Discussion of Q3 2011 Results, October 2011

And, as Former Sen. Tom Daschle (D-S.D.) noted in a recent opinion piece, the passage of the Affordable Care Act (ACA) is prompting change: “We are seeing today a natural first wave of adjustments in response to the ACA. Those organizations and companies that deliver better quality at lower cost will thrive in this new environment. Those that don’t will suffer. But the result will be a healthcare system that truly starts to look like a system that is much more integrated and delivers better patient care. And that will be a benefit to us all, now, and in the future.”5

Taken together, these recent activities demonstrate the dynamic, competitive nature of the PBM marketplace and belie the notion that the combination of Medco and Express Scripts represents a threat to client choice. The reality is that the PBM business is extremely competitive today and that competition will only be enhanced —not diminished — by the Express Scripts-Medco merger.

IV.	BENEFITS OF THE COMBINATION

It is within the context of this competitive marketplace that the merger of our two companies was conceived and ultimately approved by our respective executive management teams and boards of directors. To succeed, a PBM must lower drug prices and improve the quality of care for its clients and patients. The Congressional Budget Office has estimated that

[5]	Tom Daschle, “Sharing Information to Improve Healthcare,” The Hill, December 2011.

PBMs reduce drug costs by as much as 30 percent.6 And as validated in a recently released study, Medco and Express Scripts will save their clients and members up to $87 billion per year in total drug spending, compared to what would have been spent in an unmanaged environment.7

The combination of Medco and Express Scripts makes strategic sense for our clients and patients. Each company employs a fundamentally different business model, and combining the best attributes of both will create an enhanced capability to lower prices and improve quality care for patients. We will accomplish this in a number of ways, including the following:

First, the merger of Medco and Express Scripts will result in immediate savings to our clients and, ultimately, to consumers. This is because our combined entity will achieve even greater purchasing volume discounts from drug manufacturers and other suppliers. Under the terms of our existing contracts alone, we project that at least $1 billion in savings from the merger will be passed back to our clients annually starting immediately. These savings are part of our contractual requirements, certifiable by us and independently auditable by our clients.

Second, the merger will allow the companies to streamline operations and implement each other’s best practices. Our ability to drive higher volumes through a combined network with fixed overhead also will create efficiencies to reduce the unit cost of medications for our patients and customers. Savings from these synergies are estimated at $1 billion.

[6]	Congressional Budget Office, “Issues in Designing a Prescription Drug Benefit for Medicare, “October 2002, Table 6 at 40.
[7]	Jonathan Orszag, “The Economic Benefits of Pharmacy Benefits Managers,” December 2011

Third, the merger will allow us to apply our advanced technology platforms across all elements of the expanded company to seamlessly integrate prescription management at both mail order and retail with our client and member services, and facilitate collaboration with physicians to deliver the benefits of new science more quickly to patients. The combined entity will advance the transition to wired health care—building on our strong foundation to improve communications among patients, physicians and pharmacists, enabling real-time secure access to vital patient information, enhancing drug interaction screening and furthering the cause of evidence-based medical practice.

Fourth, Medco and Express Scripts will effectively join forces to combat fraud, waste and abuse, which is estimated at about 1 percent of all prescription spending, or $3 billion a year.8 The merger will allow us to enhance our ability to help state and federal law enforcement in their efforts to shut down so-called “pill mills” that fraudulently bill the health care system by more effectively monitoring claims data to detect patterns of potential fraud and abuse.

Finally, and perhaps most significantly, the Express Scripts–Medco combination will empower the two companies to use their collective and complementary expertise to close gaps in care—attacking the estimated $290 billion in avoidable medical spending annually, resulting from patients’ non-adherence to their prescribed medications and representing about 13 percent of all health expenditures.9

[8]	Pharmaceutical Care Management Association, “Fraud, Waste, and Abuse Detection in Retail Pharmacy: The Drugstore Lobby vs. Employers, “July 2011.

Medco’s TRCs house more than 1,000 specially-trained Medco pharmacists, who use evidence-based clinical protocols to ensure patients are taking the right medicines and overcome barriers to adherence. Our pharmacists are available around the clock to consult with physicians and counsel patients. Medco’s investment in its TRC model has served our patients well—we closed 2.3 million gaps in care in 2010 alone, with a projected savings of approximately $900 million by reducing hospitalizations, ER visits, and other medical expenses across a range of chronic and complex conditions.10 At the same time, through its Consumerology initiative, Express Scripts has applied advanced behavioral science to identify and change common behaviors that prevent patients from adhering to their prescription medications. Their research has also helped to increase generic substitution and increase use of the most efficient and safest delivery channels. Express Scripts has documented this increased adherence and its associated cost savings, which are significant.11

Combined, we can amplify our impact to reduce overall costs by improving the quality of patient care. This will make American business more competitive—creating a healthier, more productive workforce, preserving existing jobs, and creating new jobs in the future.12 This will also drive greater savings in the Medicare and Medicaid programs without the need to reduce benefits.

[9]

New England Health Care Institute, “Thinking Outside the Pillbox: A System-wide Approach to Improving patient medication Adherence for Chronic Disease,” August 12, 2009 and Jonathan Orszag, “The Economic Benefits of Pharmacy Benefit Managers,” December 2011.

[10]	Medco 2010 Annual Report

[11]	ESI 2010 Drug Trend Report

[12]	David Cutler and Neeraj Sood, “New Jobs Through Better Health Care, “ Center for American Progress, January 2010.

V. INDEPENDENT PHARMACIES

We recognize that some have voiced concern about the effect of an Express Scripts-Medco merger on retail pharmacies—particularly on independent community pharmacies. The facts are that more than 85 percent of prescriptions filled for Medco customers are filled through our networks of more than 60,000 retail pharmacies representing about 95 percent of all retail pharmacies nationwide. Even as our companies seek to drive efficiency in the health care system, retail pharmacies of all sizes will continue to play a crucial, complementary role to the mail order pharmacies operated by PBMs.

Today, PBMs provide services that help independent pharmacies better care for their patients, increasing adherence and reducing adverse drug interactions. The Express Scripts-Medco combination will create additional partnership opportunities that can help independent pharmacies better serve their customers and create new sources of value.

As PBMs have become increasingly important participants in the health care system, independent pharmacies have also thrived. Between 2009 and 2010, the number of independent community pharmacies grew by almost 400, to more than 23,000, representing a $93 billion industry. Last year, they filled nearly three times more prescriptions than were filled through mail order delivery services. Additionally, in a challenging economy, independent retail pharmacy profits have doubled since 1999, with average profits per pharmacy of close to $1 million.13

In short, PBMs and independent pharmacies both benefit from a growing demand for more and better prescription care. It is our expectation that a successful Express Scripts-Medco —far from being a threat to independent pharmacies—will actually be a driver of improved care for our mutual customers and improved economics for their businesses.

VI.	CONCLUSION

Our testimony confirms what our market experience has long told us: the health care system is at its best when there is competition, innovation and collaboration. We stand ready to serve as a leader for experimentation and progress, resulting in continuous improvements, and even breakthrough solutions.

We all know the future of health care belongs to those who deliver more for less. The merger of Express Scripts and Medco is part of that transformation of America’s health care system. Together, we will build a strong, competitive company that helps millions of people to live longer, healthier lives, while supporting the nation’s goal of a sustainable, affordable health care system.

[13]	Drug Channels, “Owning a Pharmacy: Still Pretty Profitable”, January 25, 2011 (Analysis of 2010 NCPA Digest Data)

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed merger, Aristotle Holding, Inc., a wholly owned subsidiary of Express Scripts, Inc. filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger and any other relevant documents as well as any amendments or supplements to those documents, because they contain important information.

The joint proxy statement/prospectus was first mailed to Medco stockholders beginning November 18, 2011. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You may also obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400. Copies of Express Scripts’ SEC filings can be obtained, free of charge, by directing a request to Express Scripts, Inc., Investor Relations, One Express Way, Saint Louis, MO, 63121.

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